PRICING SUPPLEMENT Dated November 18, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated April 29, 2016 and Product Supplement dated May 2, 2016)

UBS AG Trigger Autocallable Contingent Yield Notes

UBS AG $12,333,000 linked to the common stock of Bank of America Corporation due November 22, 2021

UBS AG $8,007,450 linked to the common stock of Facebook, Inc. due November 22, 2021

UBS AG $4,970,600 linked to the common stock of Netflix, Inc. due November 22, 2021

UBS AG $2,776,600 linked to the common stock of Philip Morris International Inc. due November 22, 2021

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of a specific company (the “underlying asset”). UBS will pay a contingent coupon on a coupon payment date only if the closing level of the underlying asset on the applicable observation date (including the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of the underlying asset on any observation date (monthly, beginning after 1 year) prior to the final valuation date is equal to or greater than the initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying asset from the trade date to the final valuation date (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date only if the closing level of the underlying asset is equal to or greater than the coupon barrier on the applicable observation date (including the final valuation date). Otherwise, if the closing level of the underlying asset is less than the coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.

❑ Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the closing level of the underlying asset is equal to or greater than the initial level on any observation date (monthly, beginning after 1 year) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.

❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, UBS will repay you the principal amount per Note at maturity. If, however, the final level of the underlying asset is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	November 18, 2016
Settlement Date	November 23, 2016
Observation Dates*	Monthly (callable after 1 year) (see page 4)
Final Valuation Date*	November 17, 2021
Maturity Date*	November 22, 2021
*	Subject to postponement in the event of a market disruption event, as described in the TACYN product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the Trigger Autocallable Contingent Yield Notes (“TACYN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offerings

These terms relate to four separate Notes we are offering. Each of the Notes is linked to the common stock of a different company and each of the Notes has its own contingent coupon rate, initial level, downside threshold and coupon barrier. Each of the Notes is offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof. The performance of each Note will not depend on the performance of any other Note.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Common stock of Bank of America Corporation	BAC	8.00% per annum	$20.00	$12.34, which is 61.70% of the Initial Level	$12.34, which is 61.70% of the Initial Level	90275Y856	US90275Y8562
Common stock of Facebook, Inc.	FB	8.00% per annum	$117.02	$80.50, which is 68.79% of the Initial Level	$80.50, which is 68.79% of the Initial Level	90275Y864	US90275Y8646
Common stock of Netflix, Inc.	NFLX	10.00% per annum	$115.21	$62.39, which is 54.15% of the Initial Level	$62.39, which is 54.15% of the Initial Level	90275Y880	US90275Y8802
Common stock of Philip Morris International Inc.	PM	7.00% per annum	$89.09	$59.16, which is 66.40% of the Initial Level	$59.16, which is 66.40% of the Initial Level	90275Y872	US90275Y8729

The estimated initial value of the Notes as of the trade date is (i) $9.663 for Notes linked to the common stock of Bank of America Corporation, (ii) $9.675 for Notes linked to the common stock of Facebook, Inc., (iii) $9.680 for Notes linked to the common stock of Netflix, Inc. and (iv) $9.675 for Notes linked to the common stock of Philip Morris International Inc. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TACYN product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TACYN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Bank of America Corporation	$12,333,000.00	$10.00	$308,325.00	$0.25	$12,024,675.00	$9.75
Notes linked to the common stock of Facebook, Inc.	$8,007,450.00	$10.00	$200,186.25	$0.25	$7,807,263.75	$9.75
Notes linked to the common stock of Netflix, Inc.	$4,970,600.00	$10.00	$124,265.00	$0.25	$4,846,335.00	$9.75
Notes linked to the common stock of Philip Morris International Inc.	$2,776,600.00	$10.00	$69,415.00	$0.25	$2,707,185.00	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offerings to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TACYN product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001176/p35299426-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to each of the different Notes that are offered hereby. Also, references to the “TACYN product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You are willing to receive no contingent coupons and believe the closing level of the underlying asset will be equal to or greater than the coupon barrier on the specified observation dates.
♦	You understand and accept that you will not participate in any appreciation of the underlying asset and that your potential return is limited to the contingent coupons specified in this pricing supplement.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are willing to invest in the Notes based on the applicable contingent coupon rate, downside threshold and coupon barrier specified on the cover hereof.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a significant portion of your investment and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that the underlying asset will decline during the term of the Notes and that the closing level is likely to be less than the coupon barrier on the specified observation dates and less than the downside threshold on the final valuation date.
♦	You seek an investment that participates in the appreciation of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying asset.
♦	You are unwilling to invest in the Notes based on the applicable contingent coupon rate, downside threshold and coupon barrier specified on the cover hereof.
♦	You seek guaranteed current income from your investment and/or are unwilling to forgo any dividends paid on the underlying asset.
♦	You do not understand or accept the single equity risk associated with the Notes or do not understand or are unwilling to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 60 months, unless subject to an automatic call.
Underlying Asset	The common stock of a specific company, as indicated on the cover hereof.
Contingent Coupon

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the closing level of the underlying asset is less than the coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon for each Note that would be applicable to each observation date on which the closing level of the underlying asset is equal to or greater than the coupon barrier. The table below reflects the contingent coupon rate of (i) 8.00% per annum for Notes linked to the common stock of Bank of America Corporation, (ii) 8.00% per annum for Notes linked to the common stock of Facebook, Inc., (iii) 10.00% per annum for Notes linked to the common stock of Netflix, Inc. and (iv) 7.00% per annum for Notes linked to the common stock of Philip Morris International Inc. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Note)
Bank of America Corporation	Facebook, Inc.	Netflix, Inc.	Philip Morris International Inc.
$0.0667	$0.0667	$0.0833	$0.0583

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of the underlying asset is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 8.00% per annum for Notes linked to the common stock of Bank of America Corporation, (ii) 8.00% per annum for Notes linked to the common stock of Facebook, Inc., (iii) 10.00% per annum for Notes linked to the common stock of Netflix, Inc. and (iv) 7.00% per annum for Notes linked to the common stock of Philip Morris International Inc.
Coupon Barrier

A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level and equal to the downside threshold, as specified on the cover hereof (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement).

Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date (monthly, beginning after 1 year) prior to the final valuation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10.

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Downside Threshold

A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level and equal to the coupon barrier, as specified on the cover hereof (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement).

Initial Level	The closing level of the underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement).
Final Level	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement).

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Investment Timeline

Trade date	The initial level of the underlying asset is observed, the contingent coupon rate is set and the downside threshold and coupon barrier are determined.
¯
Monthly (callable after 1 year)

If the closing level is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the applicable coupon payment date.

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date (monthly, beginning after 1 year) prior to the final valuation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call UBS will pay you a cash payment per Note equal to $10 plus the contingent coupon otherwise due on such date.

¯
Maturity Date

The final level is observed on the final valuation date.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10.

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Notes involves significant risks. You may lose a significant portion all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

3

Observation Dates and Coupon Payment Dates(1)(2)(3)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
December 19, 2016*	December 21, 2016	August 17, 2018	August 21, 2018	April 17, 2020	April 21, 2020
January 17, 2017*	January 19, 2017	September 17, 2018	September 19, 2018	May 18, 2020	May 20, 2020
February 17, 2017*	February 22, 2017	October 17, 2018	October 19, 2018	June 17, 2020	June 19, 2020
March 17, 2017*	March 21, 2017	November 19, 2018	November 21, 2018	July 17, 2020	July 21, 2020
April 18, 2017*	April 20, 2017	December 17, 2018	December 19, 2018	August 17, 2020	August 19, 2020
May 17, 2017*	May 19, 2017	January 17, 2019	January 22, 2019	September 17, 2020	September 21, 2020
June 19, 2017*	June 21, 2017	February 19, 2019	February 21, 2019	October 19, 2020	October 21, 2020
July 17, 2017*	July 19, 2017	March 18, 2019	March 20, 2019	November 17, 2020	November 19, 2020
August 17, 2017*	August 21, 2017	April 17, 2019	April 23, 2019	December 17, 2020	December 21, 2020
September 18, 2017*	September 20, 2017	May 17, 2019	May 21, 2019	January 19, 2021	January 21, 2021
October 17, 2017*	October 19, 2017	June 17, 2019	June 19, 2019	February 17, 2021	February 19, 2021
November 17, 2017*	November 21, 2017	July 17, 2019	July 19, 2019	March 17, 2021	March 19, 2021
December 18, 2017	December 20, 2017	August 19, 2019	August 21, 2019	April 19, 2021	April 21, 2021
January 17, 2018	January 19, 2018	September 17, 2019	September 19, 2019	May 17, 2021	May 19, 2021
February 20, 2018	February 22, 2018	October 17, 2019	October 21, 2019	June 17, 2021	June 21, 2021
March 19, 2018	March 21, 2018	November 18, 2019	November 20, 2019	July 19, 2021	July 21, 2021
April 17, 2018	April 19, 2018	December 17, 2019	December 19, 2019	August 17, 2021	August 19, 2021
May 17, 2018	May 21, 2018	January 17, 2020	January 22, 2020	September 17, 2021	September 21, 2021
June 18, 2018	June 20, 2018	February 18, 2020	February 20, 2020	October 18, 2021	October 20, 2021
July 17, 2018	July 19, 2018	March 17, 2020	March 19, 2020	November 17, 2021**	November 22, 2021***

*	The Notes are not callable until the first potential call settlement date, which is November 21, 2017.
**	This is also the final valuation date.
***	This is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the TACYN product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date. If you are able to sell your Notes in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.
(3)	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.
4

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TACYN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which the closing level of the underlying asset is equal to or greater than the coupon barrier. If the closing level of the underlying asset is less than the coupon barrier on any observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of the underlying asset is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to the contingent coupons and you will not participate in any appreciation of the underlying asset — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, in which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline of the underlying asset even though you cannot participate in any appreciation of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying asset.
♦	A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the coupon barrier on any observation date and that the final level of the underlying asset could be less than the downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on certain observation dates prior to the final valuation date, as set forth under “Observation Dates and Coupon Payment Dates” above. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness of UBS may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

5

♦	Single equity risk — The level of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the issuer of such underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying asset issuer and the underlying asset for your Notes. For additional information regarding each underlying asset issuer, please see “Information about the Underlying Assets” in this document and the respective underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the applicable underlying asset issuer with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset, the expected dividends on the underlying asset, if applicable, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

6

♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; the dividend rate paid on any underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying asset is currently or has been less than the coupon barrier; the availability of comparable instruments; and the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying assets will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the coupon barrier on any observation date, or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	There is no affiliation between the respective underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying asset issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying asset issuer. However, we are not affiliated with any underlying asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer for your Notes. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TACYN product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.
♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset, may adversely affect the market price of that underlying asset on any observation date (including the final valuation date) and, therefore, the market value of the Notes and any payout to you of any contingent coupons or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with an underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the initial level, closing level or final level of the underlying asset (and therefore the related coupon payment date or maturity date, as applicable), on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

7

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.
8

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 5 years
Initial Level:	$100.00
Contingent Coupon Rate:	7.00% per annum (or 0.5833% per month)
Contingent Coupon:	$0.0583 per month
Observation Dates:	Monthly (callable after 1 year)
Downside Threshold:	$73.50 (which is 73.50% of the Initial Level)
Coupon Barrier:	$73.50 (which is 73.50% of the Initial Level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	$100.00 (equal to or greater than Initial Level)	$0.0583 (Contingent Coupon – Not Callable)
Second Observation Date	$73.50 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.0583 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all equal to or greater than Coupon Barrier; less than Initial Level)	$0.5247 (Contingent Coupon)
Twelfth Observation Date	$120.00 (equal to or greater than Initial Level)	$10.0583 (Settlement Amount)
	Total Payment:	$10.6996 (a 6.9960% total return)

Because the Notes are subject to an automatic call following the twelfth observation date (which is approximately 1 year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0583 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $0.6413 received in respect of the prior observation dates, UBS will have paid you a total of $10.6996 per Note for an 6.9960% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT Subject to an Automatic Call and the Final Level of the Underlying Asset is equal to or greater than the Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	$80.00 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.0583 (Contingent Coupon)
Second Observation Date	$70.00 (less than Coupon Barrier)	$0
Third Observation Date	$72.00 (less than Coupon Barrier)	$0
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	$88.00 (equal to or greater than Downside Threshold and Coupon Barrier; less than Initial Level)	$10.0583 (Payment at Maturity)
	Total Payment:	$10.1166 (a 1.1660% total return)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, at maturity, UBS will pay you a total of $10.0583 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $0.0583 received in respect of the prior observation dates, UBS will have paid you a total of $10.1166 per Note for a 1.1660% total return on the Notes.

9

Example 3 — The Notes are NOT Subject to an Automatic Call and the Final Level of the Underlying Asset is less than the Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	$85.00 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.0583 (Contingent Coupon)
Second Observation Date	$90.00 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.0583 (Contingent Coupon)
Third Observation Date	$95.00 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.0583 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	$40.00 (less than Downside Threshold and Coupon Barrier)	$10 x (1 + Underlying Return) =
$10 × (1 + -60%) =
$10 x .40 =
$4 (Payment at Maturity)
	Total Payment:	$4.1749 (a 58.2510% loss)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is less than the downside threshold, at maturity, UBS will pay you $4 per Note. When added to the contingent coupons of $0.1749 received in respect of prior observation dates, UBS will have paid you $4.1749 per Note for a loss on the Notes of 58.2510%.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

10

Information about the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying assets. You should make your own investigation in to each underlying asset.

Included on the following pages is a brief description of each underlying asset issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing levels for each underlying asset. The information given below is for the four calendar quarters in each of, 2012, 2013, 2014, and 2015 and the first, second and third calendar quarters of 2016. Partial data is provided for the fourth calendar quarter of 2016. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying asset as an indication of future performance.

Each of the underlying assets are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

11

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking subsidiaries and various nonbanking subsidiaries throughout the United States and in international markets, it provides banking and nonbanking financial services and products through five operating segments: Consumer & Business Banking (“CBB”), Consumer Real Estate Services (“CRES”), Global Wealth & Investment Management (“GWIM”), Global Banking and Global Markets, with the remaining operations recorded in All Other. The CBB segment offers credit, banking and investment products and services to consumers and businesses. The CRES segment includes fixed- and adjustable-rate first-lien mortgage loans for home purchase and refinancing needs, home equity lines of credit and home equity loans, and also includes mortgage activities. The GWIM segment consists of two primary businesses: Merrill Lynch Global Wealth Management (“Merrill Lynch”) and U.S. Trust, Bank of America Private Wealth Management (“U.S. Trust”). Merrill Lynch provides tailored solutions to meet clients’ needs through brokerage, banking and retirement products in both domestic and international locations. U.S. Trust, together with Merrill Lynch’s Private Banking & Investments Group, provides wealth management solutions for wealthy and ultra-wealthy clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs. The Global Banking segment provides a range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through Bank of America’s network of offices and client relationship teams. The Global Markets segment offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. The All Other segment includes asset-liability management activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is http://www.bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Bank of America’s common stock, based on the daily closing levels on the primary exchange for Bank of America. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Bank of America’s common stock on November 18, 2016 was $20.00. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$9.93	$5.80	$9.57
4/2/2012	6/29/2012	$9.68	$6.83	$8.18
7/2/2012	9/28/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/2/2013	3/28/2013	$12.78	$11.03	$12.18
4/1/2013	6/28/2013	$13.83	$11.44	$12.86
7/1/2013	9/30/2013	$14.95	$12.83	$13.80
10/1/2013	12/31/2013	$15.88	$13.69	$15.57
1/2/2014	3/31/2014	$17.92	$16.10	$17.20
4/1/2014	6/30/2014	$17.34	$14.51	$15.37
7/1/2014	9/30/2014	$17.18	$14.98	$17.05
10/1/2014	12/31/2014	$18.13	$15.76	$17.89
1/2/2015	3/31/2015	$17.90	$15.15	$15.39
4/1/2015	6/30/2015	$17.67	$15.41	$17.02
7/1/2015	9/30/2015	$18.45	$15.26	$15.58
10/1/2015	12/31/2015	$17.95	$15.38	$16.83
1/4/2016	3/31/2016	$16.43	$11.16	$13.52
4/1/2016	6/30/2016	$15.11	$12.18	$13.27
7/1/2016	9/30/2016	$16.19	$12.74	$15.65
10/3/2016*	11/18/2016*	$20.16	$15.63	$20.00

*	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 18, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
12

The graph below illustrates the performance of Bank of America’s common stock from January 3, 2006 through November 18, 2016, based on information from Bloomberg. The dotted line represents the coupon barrier and downside threshold of $12.34, which is equal to 61.70% of the closing level on November 18, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

60
50
40
30
20
10
0
Downside Threshold = Coupon Barrier
(61.70% of the Initial Level)
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

13

Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. Facebook’s products include Facebook, a mobile app and website that enables people to connect, share, discover and communicate with each other; Instagram, a mobile application that enables users to take, customize and share photos and videos, Messenger, a messaging application available for mobile and web, WhatsApp, a cross-platform mobile messaging application and Oculus, virtual reality technology and content platform products that allow people to play games, consume content and connect with others. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook platform to build and grow applications and Websites that integrate with Facebook to reach its users and to build personalized and social products. Facebook generates substantially all of its revenue from selling advertising placements to marketers. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Facebook’s common stock, based on the daily closing levels on the primary exchange for Facebook. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Facebook’s common stock on November 18, 2016 was $117.02. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
5/18/2012*	6/29/2012*	$38.37	$25.87	$31.12
7/2/2012	9/28/2012	$32.17	$17.73	$21.65
10/1/2012	12/31/2012	$28.24	$18.99	$26.63
1/2/2013	3/28/2013	$32.46	$25.14	$25.58
4/1/2013	6/28/2013	$28.97	$22.90	$24.86
7/1/2013	9/30/2013	$51.24	$24.37	$50.24
10/1/2013	12/31/2013	$57.96	$44.82	$54.66
1/2/2014	3/31/2014	$72.03	$53.53	$60.24
4/1/2014	6/30/2014	$67.60	$56.14	$67.29
7/1/2014	9/30/2014	$79.04	$62.76	$79.04
10/1/2014	12/31/2014	$81.45	$72.63	$78.02
1/2/2015	3/31/2015	$85.31	$74.05	$82.22
4/1/2015	6/30/2015	$88.86	$77.46	$85.77
7/1/2015	9/30/2015	$98.39	$82.09	$89.90
10/1/2015	12/31/2015	$109.01	$90.95	$104.66
1/4/2016	3/31/2016	$116.14	$94.16	$114.10
4/1/2016	6/30/2016	$120.50	$108.76	$114.28
7/1/2016	9/30/2016	$131.05	$114.00	$128.27
10/3/2016**	11/18/2016**	$133.28	$115.08	$117.02

*	Facebook’s common stock commenced trading on the NASDAQ Global Select Market on May 18, 2012 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2012 includes data for the period from May 18, 2012 through June 29, 2012. Accordingly, the ”Quarterly Closing High,” ”Quarterly Closing Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.
**	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 18, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
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The graph below illustrates the performance of Facebook’s common stock from May 18, 2012 through November 18, 2016, based on information from Bloomberg. The dotted line represents the coupon barrier and downside threshold of $80.50, which is equal to 68.79% of the closing level on November 18, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

140
120
100
80
60
40
20
0
Downside Threshold = Coupon Barrier
(68.79% of the Initial Level)
2012
2013
2014
2015
2016

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Netflix, Inc.

According to publicly available information, Netflix, Inc. (“Netflix”) is an Internet television network. Through subscriptions, Netflix members can play, pause and resume watching on Internet-connected screens. Netflix's members can watch TV shows and movies directly on their TVs, computers and mobile devices. Netflix operates in three segments: Domestic streaming, International streaming and Domestic DVD. The Domestic and International streaming segments derive revenues from monthly membership fees for services consisting solely of streaming content. The Domestic DVD segment derives revenues from monthly membership fees for services consisting solely of DVD-by-mail. On June 23, 2015, Netflix declared a seven-for-one stock split in the form of a stock dividend that was paid on July 14, 2015 to all shareholders of record as of July 2, 2015 Information filed by Netflix with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35727, or its CIK Code: 0001065280. Netflix’s website is http://www.netflix.com. Netflix’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “NFLX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Netflix’s common stock, based on the daily closing levels on the primary exchange for Netflix. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Netflix’s common stock on November 18, 2016 was $115.21. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$18.46	$10.32	$16.43
4/2/2012	6/29/2012	$16.28	$8.95	$9.78
7/2/2012	9/28/2012	$12.14	$7.68	$7.78
10/1/2012	12/31/2012	$13.67	$8.01	$13.25
1/2/2013	3/28/2013	$28.06	$13.14	$27.06
4/1/2013	6/28/2013	$34.77	$23.29	$30.16
7/1/2013	9/30/2013	$44.86	$31.56	$44.17
10/1/2013	12/31/2013	$54.37	$41.20	$52.60
1/2/2014	3/31/2014	$65.00	$46.96	$50.29
4/1/2014	6/30/2014	$64.10	$44.89	$62.94
7/1/2014	9/30/2014	$69.20	$60.27	$64.45
10/1/2014	12/31/2014	$66.69	$45.21	$48.80
1/2/2015	3/31/2015	$69.00	$45.55	$59.53
4/1/2015	6/30/2015	$97.31	$59.02	$93.85
7/1/2015	9/30/2015	$126.45	$93.51	$103.26
10/1/2015	12/31/2015	$130.93	$97.32	$114.38
1/4/2016	3/31/2016	$117.68	$82.79	$102.23
4/1/2016	6/30/2016	$111.51	$85.33	$91.48
7/1/2016	9/30/2016	$100.09	$85.84	$98.55
10/3/2016*	11/18/2016*	$127.50	$99.50	$115.21

*	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 18, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
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The graph below illustrates the performance of Netflix’s common stock from January 3, 2006 through November 18, 2016, based on information from Bloomberg. The dotted line represents the coupon barrier and downside threshold of $62.39, which is equal to 54.15% of the closing level on November 18, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

140
120
100
80
60
40
20
0
Downside Threshold = Coupon Barrier
(54.15% of the Initial Level)
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

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Philip Morris International Inc.

According to publicly available information, Philip Morris International Inc. (“Philip Morris”) is a holding company engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside the United States through its subsidiaries and affiliates. Philip Morris’ products are sold in more than 180 markets, which include a range of international and local, premium, mid-price and low-price brands. Philip Morris' premium price brands include Marlboro, Merit, Parliament and Virginia Slims; mid-price brands include L&M and Chesterfield, and international brands include Bond Street, Lark, Muratti, Next, Philip Morris and Red & White. Philip Morris’ local cigarette brands consist of Sampoerna, Dji Sam Soe and U Mild in Indonesia; Fortune, Champion and Hope in the Philippines; Diana in Italy; Optima and Apollo-Soyuz in Russia; Morven Gold in Pakistan; Boston in Colombia; Belmont, Canadian Classics and Number 7 in Canada; Best and Classic in Serbia; f6 in Germany; Delicados in Mexico; Assos in Greece, and Petra in the Czech Republic and Slovakia. Information filed by Philip Morris with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33708, or its CIK Code: 0001413329. Philip Morris’ website is http://www.philipmorrisinternational.com. Philip Morris’ common stock is listed on the New York Stock Exchange under the ticker symbol “PM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Philip Morris’s common stock, based on the daily closing levels on the primary exchange for Philip Morris. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Philip Morris’s common stock on November 18, 2016 was $89.09. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$88.61	$73.26	$88.61
4/2/2012	6/29/2012	$90.31	$81.91	$87.26
7/2/2012	9/28/2012	$93.38	$86.67	$89.94
10/1/2012	12/31/2012	$93.74	$82.39	$83.64
1/2/2013	3/28/2013	$93.42	$85.83	$92.71
4/1/2013	6/28/2013	$96.44	$86.50	$86.62
7/1/2013	9/30/2013	$90.54	$82.95	$86.59
10/1/2013	12/31/2013	$91.64	$84.16	$87.13
1/2/2014	3/31/2014	$86.02	$75.39	$81.87
4/1/2014	6/30/2014	$91.34	$82.21	$84.31
7/1/2014	9/30/2014	$86.29	$81.58	$83.40
10/1/2014	12/31/2014	$89.90	$81.39	$81.45
1/2/2015	3/31/2015	$85.16	$75.33	$75.33
4/1/2015	6/30/2015	$86.79	$76.07	$80.17
7/1/2015	9/30/2015	$85.89	$77.29	$79.33
10/1/2015	12/31/2015	$90.15	$79.46	$87.91
1/4/2016	3/31/2016	$98.90	$85.80	$98.11
4/1/2016	6/30/2016	$102.18	$96.42	$101.72
7/1/2016	9/30/2016	$103.63	$97.22	$97.22
10/3/2016*	11/18/2016*	$97.86	$87.33	$89.09

*	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 18, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
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The graph below illustrates the performance of Philip Morris’s common stock from January 2, 2008 through November 18, 2016, based on information from Bloomberg. The dotted line represents the coupon barrier and downside threshold of $59.16, which is equal to 66.40% of the closing level on November 18, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

120
100
80
60
40
20
0
Downside Threshold = Coupon Barrier
(66.40% of the Initial Level)
2008
2009
2010
2011
2012
2013
2014
2015
2016

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TACYN product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TACYN product supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent coupon and even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Notice 2008-2. In addition, the Internal Revenue Service (the “IRS”) has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the TACYN product supplement unless and until such time as the IRS and the Treasury Department determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897, discussed below, gain from the sale, exchange, automatic call, redemption or maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange, automatic call or settlement or maturity and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

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Section 897. We will not attempt to ascertain whether any underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, automatic call, redemption or maturity of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying asset issuers for their Notes as a USRPHC and the Notes as United States real property interests.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the underlying assets), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may not be interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 9, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 9, 2016. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

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